UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10680 Treena Street, Suite 500

San Diego, California 92131

(Address of Principal Executive Offices)

(858) 790-5008

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 15, 2016, Mad Catz Interactive, Inc. (the “Company”), along with its subsidiaries Mad Catz, Inc., Mad Catz Interactive Asia Ltd., Mad Catz Technological Development (Shenzhen) Co. Ltd., 1328158 Ontario Inc., and Mad Catz Europe Limited (collectively, “Mad Catz”), entered into an Asset Purchase Agreement (the “Agreement”) with Logitech Europe S.A., Logitech, Inc., Logitech UK Limited, Logitech Technology (Suzhou) Co. Ltd., and Logitech Asia Pacific Limited (collectively, “Logitech”) pursuant to which Mad Catz sold certain assets of Mad Catz’ simulation business to Logitech for an aggregate cash purchase price of $13 million (the “Purchase Price”).  Of the Purchase Price, $11 million was paid in cash at closing and $2 million was deposited in escrow with Bank of America, National Association, to fund any post-closing adjustments or claims. The funds will remain in escrow for up to one year following completion of the transaction. The assets being sold by Mad Catz include specified trademarks, equipment and tooling, inventory, technical data and records, and other related documents necessary for the designing, manufacturing, marketing and distributing of interactive flight, space, and farm simulation controllers presently marketed and sold by Mad Catz under the “Saitek” brand.  Additionally, eight Mad Catz research and development employees have accepted employment offers with Logitech.

The Agreement contains customary representations, warranties, covenants and indemnification provisions, subject to disclosures and limitations. The indemnification provided by Mad Catz under the Agreement covers breaches of representations and warranties, liabilities retained by Mad Catz, performance of covenants under the Agreement and the other agreements entered into in connection with the transaction. Pursuant to the terms of the Agreement, Mad Catz and Logitech also entered into several ancillary agreements as part of the transaction, including an Escrow Agreement governing the terms of release of the $2 million escrow described above and a Transition Services Agreement governing the delivery of certain services and deliverables by Mad Catz after completion of the transaction.

The above-referenced transaction was recommended by a special committee of the Company’s Board of Directors, consisting solely of disinterested directors, and approved by the Company’s full Board of Directors.  Wedbush Securities acted as financial advisor to the Company in connection with the transaction and Stout Risius Ross rendered a fairness opinion in connection with the transaction, which concluded that the transaction was fair from a financial point of view.

The above description of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

The above description has been included to provide investors with information regarding the terms of the Agreement and other described agreements. It is not intended to provide any other factual information about Mad Catz or Logitech or their respective affiliates or equity holders. The representations, warranties and covenants contained in the Agreement as described above were made only for the purposes of the Agreement and as of specific dates, were solely for the benefit of the parties thereto, may have been used for purposes of allocating risk between each party rather than establishing matters of fact, may be subject to a contractual standard of materiality different from that generally applicable to investors and may be subject to qualifications or limitations agreed upon by the parties in connection with the negotiated terms, including being qualified by disclosure schedules. Information concerning the subject matter of the representations and warranties may change after the date of the Agreement, and such change may or may not be fully reflected in the Company’s public disclosures. Accordingly, readers should not rely on the representations, warranties and covenants in the Agreement as statements of factual information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to the terms of the Agreement, the disposition of assets was consummated on September 15, 2016. The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.01.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated September 15, 2016, issued by Mad Catz Interactive, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2016	MAD CATZ INTERACTIVE, INC.
	By:	/s/ DAVID MCKEON
Name: David McKeon
Its: Chief Financial Officer